Exhibit 8.1
Seward & Kissel llp 901 K STREET, N.W. WASHINGTON, D.C. 20001

TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184 WWW.SEWKIS.COM	ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004 TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421

[_______], 2022
Sprott Asset Management LP
Royal Bank Plaza, South Tower
200 Bay Street, Suite 2600
Toronto, Ontario, Canada M5J 2J1
Re: Sprott ESG Gold ETF Registration Statement on Form S-1

Ladies and Gentlemen:

We have served as counsel to Sprott Asset Management LP, (the “Sponsor”) in its capacity as sponsor of the Sprott ESG Gold ETF (the “Trust”) in connection with the preparation and filing of a Registration Statement on Form S-1, including the prospectus included in Part I of the Registration Statement (the “Prospectus”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the “1933 Act”). The Registration Statement relates to the proposed registration under the 1933 Act of [_________] shares representing units of fractional undivided beneficial interest in and ownership of the Trust (the “Shares”).

We have examined originals and copies, certified or otherwise identified to our satisfaction, of all such agreements, certificates and other statements of corporate officers and other representatives of the Sponsor and other documents as we have deemed necessary as a basis for this opinion. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

We have, when relevant facts material to our opinion were not independently established by us, relied to the extent we deemed such reliance proper upon written or oral statements of officers and other representatives of the Sponsor. We have not made or undertaken to make any independent investigation to establish or verify the accuracy or completeness of such factual representations, certifications and other information.

Our opinions and the tax discussion as set forth in the Prospectus are based on the current provisions of the Internal Revenue Code of 1986, as amended, the final, temporary and proposed Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law authority, all as they exist as of the date hereof and any of which may be changed at any time with retroactive effect.  No opinion is expressed on any matters other than those specifically referred to above by reference to the Prospectus.
Based on the facts as set forth in the Prospectus and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the caption “U.S. Federal Income Tax Considerations” therein, we hereby confirm that the opinions of Seward & Kissel LLP with respect to United States federal income tax matters are those opinions attributed to Seward & Kissel LLP expressed in the Prospectus under the caption “U.S. Federal Income Tax Considerations.”  It is our further opinion that the tax discussion set forth under the caption “U.S. Federal Income Tax Considerations” in the Prospectus accurately states our views as to the tax matters discussed therein.
This opinion letter is furnished by us, as counsel for the Sponsor, solely for your benefit in connection with the issuance of the Shares and may not be used for any other purpose or relied upon by any other person other than you, without our prior written consent.
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name where it appears in the Registration Statement and the Prospectus.

Very truly yours,